Exhibit 5.1

Our Ref	SSY/688223-000001/7361635v2
Direct tel	+852 3690 7498
Email	sophie.yu@maplesandcalder.com

12/F, Fosun International Center Tower

No. 237 Chaoyang North Road

Chaoyang District, Beijing 100022

People’s Republic of China

24 October 2014

Dear Sirs

Cheetah Mobile Inc. (the “Company”)

We have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of 134,565,252 Class A Ordinary Shares and 52,478,131 Class B Ordinary Shares, of par value US$0.000025 each, in the capital of the Company (the “Shares”) for issuance pursuant to the Company’s 2013 Equity Incentive Plan and 2014 Restricted Shares Plan (together, the “Plans”).

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plans and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued and credited as fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

This opinion is subject to the qualification that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Maples and Calder

Maples and Calder